                                                                     EXHIBIT 4.9

                             SENIOR PROMISSORY NOTE

                  THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS

                              AVIALL SERVICES, INC.


                             SENIOR PROMISSORY NOTE
                              DUE December 21, 2007

$                                                             New York, New York
 -----------                                                   December 21, 2001

                  FOR VALUE RECEIVED, the undersigned, AVIALL SERVICES, INC. ("BORROWER"), a Delaware corporation, hereby promises to pay to the order of __________________, or its registered assigns (the "HOLDER"), the principal sum of ____________________ on December 21, 2007 (the "MATURITY DATE"), with interest thereon from time to time as provided herein; provided, however, that if the Conversion Date (as defined in Section 2(f) below), has not occurred on or before the Maturity Date, the Borrower shall pay to the Holder, without duplication, on the Maturity Date an amount equal to the sum of (x) the Optional Redemption Price in effect on such date multiplied by the aggregate principal amount then outstanding under this Note, plus (y) all accrued and unpaid interest on this Note.

                  1. Purchase Agreement. This Senior Promissory Note (the "NOTE") is issued by the Borrower, on the date hereof, pursuant to the Securities Purchase Agreement (the "PURCHASE AGREEMENT"), dated as of December 17, 2001 among the Borrower, Aviall, Inc. ("Holdings"), J.H. Whitney Mezzanine Fund, L.P., Whitney Private Debt Fund, L.P., Whitney Limited Partner Holdings, LLC, Blackstone Mezzanine Partners L.P., Blackstone Mezzanine Holdings L.P., Carlyle High Yield Partners, L.P., Oak Hill Securities Fund, L.P., Oak Hill Securities Fund II, L.P., Lerner Enterprises, LP and P & PK Limited Partnership and is subject to the terms thereof. This Note, together with all other promissory notes issued under the Purchase Agreement and all promissory notes issued or required to be issued pursuant to the terms of this Note and such other promissory notes are hereinafter referred to as the "NOTES." The Holder is entitled to the benefits of this Note and the Purchase Agreement, as it relates to this Note, and may enforce the agreements of the Borrower contained herein and therein and exercise the remedies provided for hereby and thereby or otherwise available in respect hereto and thereto. Capitalized terms used herein without definition are used herein with the meanings ascribed to such terms in the Purchase Agreement.

                  2. Interest. The Borrower promises to pay interest ("INTEREST") on the principal amount of this Note at the rate of 17% per annum, unless and until the occurrence of the Conversion Date and after the Conversion Date at the rate of 14% per annum (the "INTEREST RATE"), provided, however, that if the Conversion Date occurs on or before the 100th day after the date of original issuance of this Note, then interest shall accrue hereon as though the Conversion Date had occurred on the date of original issuance hereof. Interest on this Note shall accrue from and including the date of issuance through and until repayment of the principal amount of this Note and payment of all Interest in full, and shall be computed on the basis of a 360-day year of twelve 30-day months. Interest shall be paid as follows:

                  (a) Basic Interest. Except as provided in Section 3(d), the Borrower shall pay interest (the "BASIC Interest") on the principal amount of this Note at the rate of 13% per annum (the "BASIC INTEREST RATE"), quarterly in arrears on each March 31, June 30, September 30 and December 31 of each year or, if any such date shall not be a Business Day, on the next succeeding Business Day to occur after such date (each date upon which Interest shall be so payable, an "INTEREST PAYMENT DATE"), beginning on March 31, 2002 by wire transfer of immediately available funds to an account at a bank designated in writing by the Holder. In the absence of any such written designation, any such Interest payment shall be deemed made on the date a check in the applicable amount payable to the order of Holder is received by the Holder at its last address as reflected in Borrower's note register; if no such address appears, then to such Holder in care of the last address in such note register of any predecessor holder of this Note (or its predecessor).

                  (b) PIK Interest. The Borrower shall pay interest ("PIK INTEREST") on the principal amount of this Note at a rate of 4% per annum unless and until the occurrence of the Conversion Date and after the Conversion Date at a rate of 1% per annum (the "PIK INTEREST RATE"), in each such case by delivery to the Holder, by a date no later than each Interest Payment Date, of an additional promissory note (each a "PIK NOTE") having an aggregate principal amount equal to the accrued but unpaid PIK Interest on this Note (and the amount of accrued but unpaid PIK Interest on any previously delivered PIK Notes) and otherwise having substantially identical terms to this Note (including, without limitation, with respect to the Interest Rate). Notwithstanding anything to the contrary herein contained, if the Conversion Date occurs on or before the 100th day after the date of original issuance date of this Note, then PIK Interest shall accrue herein as though the Conversion Date had occurred on the date of original issuance hereof. Interest on each PIK Note shall accrue from the Interest Payment Date in respect of which such additional PIK Note was issued until repayment of the principal and payment of all accrued and unpaid Interest in full. If for any reason one or more PIK Notes shall not be delivered in accordance herewith, Interest shall accrue on this Note such that the aggregate Interest due and payable on the Maturity Date or date of redemption or acceleration, as the case may be, and on each Interest Payment Date would be the same as if all PIK Notes not issued had been issued, and the principal payable on the Maturity Date or date of redemption or acceleration, as the case may be, with respect to this Note shall be an amount equal to the sum of the principal outstanding hereunder and the aggregate principal which would be outstanding if all the PIK Notes not issued had been issued. Notwithstanding the foregoing, at the option of the Borrower, Interest payable under this Section 2(b) shall be payable in cash on any one or more Interest Payment Dates. For purposes of this Note, the term "PIK Interest" shall be deemed to include payments of Interest in cash at the PIK Interest Rate with respect to such times, if any, that the Borrower shall choose such cash option.

                  (c) Default Rate of Interest. Notwithstanding the foregoing provisions of this Section 2, but subject to applicable law, any overdue amounts on this Note (including principal, premium and interest) shall bear interest, payable on demand in immediately available funds, for each day from the date payment thereof was due to the date of actual payment, at a rate equal to the sum of (i) the Interest Rate and (ii) an additional 2% per annum, and, upon and during the occurrence of an Event of Default (as hereinafter defined), this Note shall bear interest, from the date of the occurrence of such Event of Default until such Event of Default is cured or waived, payable on demand in immediately available funds, at a rate equal to the sum of (i) the Interest Rate and (ii) an additional 2% per annum. Subject to applicable law, any interest that shall accrue on overdue amounts on this Note as provided in the preceding sentence and shall not have been paid in full on or before the next Interest Payment Date to occur after the date on which the overdue amount became due and payable shall itself be deemed to be overdue interest on this Note to which the preceding sentence shall apply.

                  (d) Calculation of Interest. Basic Interest shall be computed at all times without regard to PIK Interest or the PIK Interest Rate. PIK Interest shall be computed at all times without regard to Basic Interest or the Basic Interest Rate.

                  (e) No Usurious Interest. In the event that any interest rate(s) provided for in this Section 2 shall be determined to be unlawful, such interest rate(s) shall be computed at the highest rate permitted by applicable law. Any payment by the Borrower of any interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the principal amount of this Note without prepayment premium or penalty; if no such principal amount is outstanding, such excess shall be returned to Borrower.

                  (f) Conversion Date. If on or before March 31, 2002, (x) the stockholders of Holdings shall have approved the issuance of the Mezzanine Equity to the Purchasers in accordance with the New York Stock Exchange Shareholder Approval Policy (the "Stockholder Approval"), and (y) Holdings shall have issued to Purchasers the Mezzanine Equity as specified in Schedule 2.15 of the Purchase Agreement, then the "Conversion Date" shall have been deemed to have occurred hereunder. If the condition set forth in (x) above has not been satisfied on or prior to March 31, 2002 but is satisfied on or prior to December 21, 2002, and if either (A) all of the Bridge Preferred Stock issued on the Closing Date (together with any additional shares of Bridge Preferred Stock issued as PIK Dividends thereon since such date) are subsequently converted into Permanent Preferred Stock and the conditions set forth in clause (y) shall also have been satisfied, or (B) the Holder of this Note gives his express written consent (such consent thereto to be granted or withheld in the sole and absolute discretion of the holder), then the Conversion Date shall have been deemed to have occurred with respect to this Note and the Mezzanine Equity shall be issued by Holdings to the Holder of this Note in the amount specified in Schedule 2.15 to the Purchase Agreement; provided, however, that in the case of the foregoing clause (A), there has been no change as of the Conversion Date to the terms of the Bridge Preferred Stock and Permanent Preferred Stock from the terms of the Certificates of Designations filed on December 21, 2001. After December 21, 2002, the Conversion Date shall not be deemed to have occurred hereunder unless and until the Holder of this Note has given his express written consent thereto; provided, however, that it is understood and agreed that if the Conversion Date does not occur, in no event shall the Mezzanine Equity be issuable by Holdings pursuant to the terms of the Purchase Agreement.

                  (g) PIK Notes Not Delivered. If for any reason one or more PIK Notes shall not be delivered in accordance with Section 2(b) of this Note, the principal amount of this Note for purposes of calculating the Change in Control Redemption Price, the Mandatory Redemption Price, the Optional Redemption Price, the Accelerated Amount and the amounts payable pursuant to the proviso to the first paragraph of this Note shall be deemed to be the principal amount of this Note plus the principal amount of all PIK Notes not so delivered, provided, however, that the amount so payable with respect to this Note and all PIK Notes actually delivered pursuant hereto in the aggregate shall not exceed the amount which would have been payable if all PIK Notes required to be delivered in accordance with Section 2(b) of this Note had actually been delivered.

                  3. Mandatory Prepayment/Redemption.

                  (a) Change of Control. Not less than 30 days prior to consummation of any Change in Control, Borrower will give written notice thereof (the "CHANGE OF CONTROL NOTICE") to the Holder, which notice shall refer specifically to this Section 3, shall state the date on which such Change in Control is to occur (the "CHANGE IN CONTROL Date") and shall set forth a summary of the material particulars of such proposed Change in Control sufficient to enable the Holder to make an informed decision as to whether or not to exercise the rights herein granted in respect thereto. Borrower shall thereafter also promptly notify the Holder in writing of (i) any change in the Change in Control Date, (ii) any abandonment of the Change in Control and (iii) the consummation of the Change in Control.

                  (b) Holder shall have an option (each a "CHANGE IN CONTROL OPTION"), exercisable by delivery to Borrower of written notice of exercise of such option (each a "CHANGE IN CONTROL REDEMPTION NOTICE") at any time within 20 days following the date of receipt of the Change in Control Notice, to require the Borrower to redeem any or all of the outstanding Notes held by such Holder on the Change in Control Date at a price determined in accordance with the redemption prices set forth below (expressed as a percentage of the outstanding principal amount of this Note) under "Mandatory Redemption Price--Pre-Conversion Date," unless and until the Conversion Date has occurred, in which case it shall be at a price determined in accordance with the redemption prices set forth below (expressed as a percentage of the outstanding principal amount of this Note) "Mandatory Redemption Price--Post Conversion Date" (the "CHANGE IN CONTROL REDEMPTION PRICES") together with, in each such case, Interest accrued and unpaid thereon through the date of such prepayment. If the Change of Control Notice shall be required to be delivered during the consecutive 12-month period immediately preceding December 21 of the calendar year set forth below, the Change in Control Redemption Price shall be determined based upon the percentage which corresponds to such period. Each Change in Control Redemption Notice shall specify the principal amount of the Notes to be redeemed hereunder which are held by the Holder giving such notice.

                  (c) In the event that the Holder shall exercise the Change in Control Option as herein provided, then unless such Change in Control shall be terminated or abandoned on or prior to the Change in Control Date and the Holder shall receive written notice thereof, the Holder shall tender to the Borrower the Note to be redeemed hereunder against payment, in immediately available funds, of the Change in Control Redemption Price applicable to such Note multiplied by the aggregate principal amount then outstanding under this Note, which tender and payment shall occur at 10:00 a.m., New York City time, on the Change in Control Date at the principal office of the Borrower, or at such other time and place as the parties may agree. For the purposes hereof, "CHANGE IN CONTROL" means

                  (i) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended), other than Carlyle Partners III, L.P. or its Affiliates, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 30% or more of the issued and outstanding Voting Stock (as defined in the Senior Credit Agreement in existence on the Closing
                  Date) of Holdings;

                  (ii) during any period of twelve consecutive calendar months, individuals who, at the beginning of such period, constituted the board of directors of Holdings (together with any new directors (A) whose election by the board of directors of Holdings or whose nomination for election by the stockholders of Holdings was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved or (B) whose election or nomination for election by the stockholders of Holdings was approved by a vote of the stockholders having a specific right to designate such director) cease for any reason other than death or disability to constitute a majority of the directors then in office;

                  (iii) Holdings shall cease to own and control all of the economic and voting rights associated with all of the outstanding Stock of the Borrower; or

                  (iv) any "change of control" or similar event shall occur under any issue of Indebtedness of Holdings or its Subsidiaries in an aggregate outstanding principal amount of $10,000,000 or more.

                  Period                          Mandatory Redemption Price
                  ------                -------------------------------------------
                                        Pre-Conversion Date    Post Conversion Date
                                        -------------------    --------------------
                  2002 and prior              125%                    106%
                  2003                        124%                    104%
                  2004                        123%                    102%
                  2005 and thereafter         122%                    100%

                  (d) Mandatory Redemption. On the date that is the day before the fifth anniversary of the original issue date of this Note, the Borrower shall redeem a principal amount of Notes equal to the AHYDO Amount on a pro rata basis at a redemption price equal to the sum of (x) the applicable Mandatory Redemption Price multiplied by the aggregate principal amount of the Notes so redeemed plus (y) accrued and unpaid Interest. The "AHYDO AMOUNT" equals the amount such that the Notes will not be "applicable high yield discount obligations" within the meaning of Section 163(i)(1) of the Code at any time. On and after the date referred to in the first sentence of this Section 3(d), the Borrower, in accordance with the terms of this Note and the Purchase Agreement, may not issue additional PIK Notes and shall pay all interest on the Notes in cash at the rate of 14% per annum (17% per annum if the Conversion Date has not occurred on or before such fifth anniversary), payable quarterly in arrears.

4. Optional Prepayment/Redemption.

                  (a) Upon notice given to the Holder as provided in Section 4(b), the Borrower, at its option, may prepay all or, subject to Section 4(d), any portion of the principal amount of this Note at any time, by paying to the Holder a price determined in accordance with the redemption prices set forth below (expressed as a percentage of the outstanding principal amount of this Note) under "Optional Redemption Price--Pre-Conversion Date," unless and until the Conversion Date has occurred, in which case determined in accordance with the redemption prices set forth below (expressed as a percentage of the outstanding principal amount of this Note) "Optional Redemption Price--Post Conversion Date" (the "OPTIONAL REDEMPTION PRICES") ) together with, in each such case, Interest accrued and unpaid thereon to the date fixed for such prepayment, and reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees, charges and disbursements of counsel), if any, associated with such prepayment; provided, however, each prepayment of less than the full outstanding balance of the principal amount of this Note shall be in an aggregate principal amount of this Note of $100,000 or a whole multiple thereof, and provided, further, that unless this Note and all Notes shall be paid in full, the aggregate principal balance of the Notes outstanding at any time shall be at least $5,000,000. If such prepayment is to be made by the Borrower to the Holder during the consecutive 12-month period immediately preceding December 21, of the calendar year set forth below, the Optional Redemption Price shall be determined based upon the percentage which corresponds to such period:

                  Period                        Optional Redemption Price
                  ------               ---------------------------------------------
                                       Pre-Conversion Date      Post Conversion Date
                                       -------------------      --------------------
                  2002 and prior              125%                      106%
                  2003                        124%                      104%
                  2004                        123%                      102%
                  2005 and thereafter         122%                      100%

                  (b) The Borrower shall give written notice of prepayment of this Note, or any portion thereof, pursuant to this Section 4 not less than 15 nor more than 60 days prior to the date fixed for such prepayment. Such notice of prepayment pursuant to this Section 4 shall be given in the manner specified in Section 11.03 of the Purchase Agreement. Upon notice of prepayment pursuant to this Section 4 being given by the Borrower, the Borrower covenants and agrees that it will prepay, on the date therein fixed for prepayment, this Note or the portion hereof so called for prepayment, at the applicable Optional Redemption Price set forth above with respect to the outstanding principal amount of this Note or the portion thereof so called for prepayment, together with Interest accrued and unpaid thereon to the date fixed for such prepayment, and the costs and expenses referred to in Section 4(a).

                  (c) All optional prepayments under this Section 4 shall include payment of accrued Interest on the principal amount of this Note so prepaid and shall be applied first to all costs, expenses and indemnities payable under the Purchase Agreement, then to payment of default interest, if any, then to payment of the Basic Interest, then to payment of the PIK Interest, and thereafter to principal.

                  (d) Notwithstanding the foregoing no prepayment of this Note shall be made pursuant to this Section 4 on or prior to December 21, 2003 unless this Note and all other Notes are redeemed in full and no prepayment of this Note shall be made pursuant to this Section 4 after December 21, 2003 unless (x) this Note and all other Notes are redeemed in full or (y) after giving effect to such prepayment, on a pro forma basis, there is not less than $40 million of (i) undrawn availability under the Borrowing Base (as defined in the Senior Credit Agreement as in effect on the Closing Date) under the Senior Credit Agreement plus (ii) unrestricted cash available to the Borrower.

                  5. Amendment. Amendments, waivers and modifications of this Note may be made only in the manner provided in Section 11.05 of the Purchase Agreement.

                  6. Defaults and Remedies.

                  (a) Events of Default. An "EVENT OF DEFAULT" shall occur if:

                        (i) the Borrower shall default in the payment of the (x)
              principal or premium on this Note, when and as the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise or (y) the Rollover Fee when and as the same shall become due and payable in accordance with Section 13; or

                        (ii) the Borrower shall default in the payment of any
              installment of Basic Interest according to its terms, when and as the same shall become due and payable and such default shall continue for a period of 5 days or Borrower shall fail to deliver any PIK Note, or an appropriate amount of cash in lieu thereof pursuant to Section 2(b), when and as the same shall become deliverable or payable, as the case may be, and such failure shall continue for a period of 5 days after request for the delivery or payment thereof, as the case may be, by the Holder; or

                        (iii) the Borrower or Holdings shall default in the due
              observance or performance of any covenant to be observed or performed pursuant to Sections 8.01(a), (b), (c), (d), (e), (f),
              (h) and (k), 8.02(a), 8.06, 8.10 or Article 9 of the Purchase Agreement; or

                        (iv) other than as set forth in Section 5(xiv) below,
              the Borrower, Holdings or any of their Subsidiaries shall default in the due observance or performance of any other covenant, condition or agreement on the part of the Borrower, Holdings or any of their Subsidiaries to be observed or performed pursuant to the terms hereof or pursuant to the terms of the Purchase Agreement or any of the Note Transaction Documents (other than those referred to in clauses (i), (ii) or (iii) of this Section 6(a)), and such default shall continue for 30 days; or

                        (v) any representation, warranty or certification made
              by or on behalf of Holdings, the Borrower or any of their Subsidiaries in the Purchase Agreement, this Note, the Note Transaction Documents or in any certificate or other document delivered pursuant hereto or thereto shall have been incorrect in any material respect when made; or

                        (vi) (i) Holdings, the Borrower or any of its
              Subsidiaries shall fail to make any payment on any Indebtedness of Holdings, the Borrower or any such Subsidiary (other than Indebtedness under the Purchase Agreement and the Notes) or any contingent obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having a principal amount of $5,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided, however, that no Event of Default based on a breach of Article V of the Senior Credit Agreement shall be deemed to have occurred until the earlier of (A) the expiration of the thirty (30) day period commencing on the occurrence of such breach without such breach being effectively waived under the Senior Credit Agreement or (B) the acceleration of all obligations under the Senior Credit Agreement; or

                        (vii) an involuntary proceeding shall be commenced or an
              involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of Holdings, the Borrower, or any of their Subsidiaries (other than the Designated Subsidiaries (as such term is defined in the Senior Credit Agreement as in effect on the date hereof)), or of a substantial part of its property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower, or any of their Subsidiaries (other than the Designated Subsidiaries), or for a substantial part of its property or assets, or (c) the winding up or liquidation of the Holdings, Borrower or any of their Subsidiaries (other than the Designated Subsidiaries); and such proceeding or petition shall continue undismissed for 60 days, or an order or decree approving or ordering any of the foregoing shall be entered; or

                        (viii) Holdings, the Borrower or any of their
              Subsidiaries (other than the Designated Subsidiaries) shall (a) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (vii) of this Section 6(a), (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of their Subsidiaries (other than the Designated Subsidiaries), or for a substantial part of any of their property or assets, (d) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) make a general assignment for the benefit of creditors, (f) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (g) take any action for the purpose of effecting any of the foregoing; or

                        (ix) one or more judgments or orders (or other similar
              process) involving, in the case of a money judgment, an amount in excess of $5,000,000 in the aggregate over all such money judgments, to the extent not covered by insurance, shall be rendered against Holdings, Borrower or their respective Subsidiaries other than the Designated Subsidiaries and shall remain unpaid and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise shall not be an effect; or

                        (x) any material provision of any Guaranty for any
              reason shall be or cease to be, or shall for any reason be asserted in writing by any Guarantor or the Borrower not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by such Guaranty or the Purchase Agreement; or

                        (xi) the Borrower, Holdings or any of their Subsidiaries
              shall be in material default under any of its material obligations under the Honeywell Agreements or Rolls-Royce Agreements and such default is not remedied prior to the expiration of the applicable cure period thereunder or any such agreements are terminated; or

                        (xii) an ERISA Event (as defined in the Senior Credit
              Agreement as in existence on the Closing Date) shall occur resulting in Holdings, the Borrower or any of their Subsidiaries being obligated to pay, whether or not assessed, an amount of $5,000,000 or more in the aggregate; or

                        (xiii) one or more of the Borrower and its Subsidiaries
              shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against one or more of the Borrower and its Subsidiaries based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Contaminant (each of the foregoing as defined in the Senior Credit Agreement as in existence on the Closing Date) and, in connection with all the foregoing, the Borrower and its Subsidiaries are likely to incur Environmental Liabilities and Costs (as defined in the Senior Credit Agreement as in existence on the Closing Date) in excess of $3,000,000 in the aggregate over all such Environmental Liabilities and Costs that were not reflected in the projections referred to in Section 5.12(d) of the Purchase Agreement or the Financial Statements delivered pursuant to Section 5.12 of the Purchase Agreement; or

                        (xiv) Holdings shall willfully default in the due
              observance or performance of Section 8.11 of the Purchase Agreement twice during any consecutive 12 month period, provided a holder of rights granted under Section 8.11 shall have provided written notice to Holdings of the initial default within 15 days of becoming aware of such default.

                  (b) Acceleration. If an Event of Default occurs under Section 6(a)(vii) or (viii), then the Accelerated Amount of this Note shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived. If any other Event of Default occurs and is continuing the holders of at least 25% in aggregate principal amount of all Notes by written notice to the Borrower may declare the Accelerated Amount of this Note and all other Notes to be due and payable. Upon such a declaration, the Accelerated Amount of this Note and such other Notes will be due and payable immediately. Under certain circumstances, the holders of a majority in principal amount of the Notes may rescind any such acceleration and its consequences. Any notice or rescission shall be given in the manner specified in Section 11.03 of the Purchase Agreement.

                  For the purposes of this Section 6: (a) "ACCELERATED AMOUNT" means with respect to any acceleration of this Note an amount equal to the applicable Optional Redemption Price set forth above under Section 4(a) multiplied by the outstanding principal amount of this Note and determined as provided in the next succeeding sentence together with, in each such case, Interest accrued and unpaid on this Note. If this Note is accelerated during the consecutive 12-month period preceding December 21 of the calendar years set forth above under Section 4(a) above, the Optional Redemption Price with respect to such acceleration shall be the percentage that corresponds to such period;
(b) "ROLLS-ROYCE AGREEMENTS" means, collectively, (i) the RR Agreement and (ii) the Distribution Agreement, dated November 3, 1999 between Allison Engine Company, Inc. (d/b/a Rolls Royce Allison) and the Borrower; (c) "HONEYWELL AGREEMENTS" means, collectively, (i) the T56/501 HMU Details Distribution Agreement, dated June 22, 2001, between Honeywell and the Borrower, (ii) the Distributor Agreement, dated March 23, 2001, between Honeywell and the Borrower, and (iii) the Distributor Agreement, dated December 28, 2000, between Honeywell and the Borrower, and (d) "HONEYWELL" means Honeywell International Inc., a Delaware corporation.

                  7. Use of Proceeds. The Borrower shall use the principal amount of this Note in accordance with the permitted uses described in Section
8.10 of the Purchase Agreement.

                  8. Suits for Enforcement.

                  (a) Upon the occurrence of any one or more Events of Default, the Holder of this Note may proceed to protect and enforce its rights hereunder by suit in equity, action at law or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in the Purchase Agreement or this Note or in aid of the exercise of any power granted in the Purchase Agreement or this Note, or may proceed to enforce the payment of this Note, or to enforce any other legal or equitable right of the Holder of this Note.

                  (b) In case of any default under this Note, the Borrower will pay to the Holder such amounts as shall be sufficient to cover the costs and expenses of such Holder due to such default, as provided in Article 7 of the Purchase Agreement.

                  9. Remedies Cumulative. No remedy herein conferred upon the Holder is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

                  10. Remedies Not Waived. No course of dealing between the Borrower and the Holder or any delay on the part of the Holder in exercising any rights hereunder shall operate as a waiver of any right.

                  11. Transfer.

                  (a) The term "HOLDER" as used herein shall also include any transferee of this Note whose name has been recorded by the Borrower in the Note Register. Each transferee of this Note acknowledges that this Note has not been registered under the Securities Act, and may be transferred only pursuant to an effective registration under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act.

                  (b) The Borrower shall maintain a register (the "NOTE REGISTER") in its principal offices for the purpose of registering the Note and any transfer or partial transfer thereof, which register shall reflect and identify, at all times, the ownership of record of any interest in the Note. Upon the issuance of this Note, the Borrower shall record the name and address of the initial purchaser of this Note in the Note Register as the first Holder. Upon surrender for registration of transfer or exchange of this Note at the principal offices of the Borrower, the Borrower shall, at its expense, execute and deliver one or more new Notes of like tenor and of denominations of at least $500,000 (except as may be necessary to reflect any principal amount not evenly divisible by $500,000) of a like aggregate principal amount, registered in the name of the Holder or a transferee or transferees. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by written instrument of transfer duly executed by the Holder of such Note or such holder's attorney duly authorized in writing.

                  (c) This Note may be transferred or assigned, in whole or in part, by the Holder at any time.

                  12. Replacement of Note. On receipt by the Borrower of an affidavit of an authorized representative of the Holder stating the circumstances of the loss, theft, destruction or mutilation of this Note (and in the case of any such mutilation, on surrender and cancellation of such Note), the Borrower, at its expense, will promptly execute and deliver, in lieu thereof, a new Note of like tenor. If required by the Borrower, such Holder must provide indemnity sufficient in the reasonable judgment of the Borrower to protect the Borrower from any loss which they may suffer if a lost, stolen or destroyed Note is replaced.

                  13. The Borrower agrees to pay to the Holder in cash the sum of two percent (2.0%) of the aggregate principal amount of this Note on March 31, 2002 if the Conversion Date has not occurred by such date (the "ROLLOVER FEE").

                  14. Covenants Bind Successors and Assigns. All the covenants, stipulations, promises and agreements in this Note contained by or on behalf of the Borrower shall bind its successors and assigns, whether so expressed or not.

                  15. Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier (with receipt confirmed), courier service or personal delivery at the addresses specified in Section 11.03 of the Purchase Agreement. All such notices and communications shall be deemed to have been duly given when: delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; if mailed, five Business Days after being deposited in the mail, postage prepaid; or if telecopied, when receipt is acknowledged.

                  16. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS OR INSTRUMENTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN SUCH STATE.

                  17. Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.





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



                  18. Headings. The headings in this Note are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                                    AVIALL SERVICES, INC.


                                    By:
                                        ----------------------------------------
                                        Name:
                                        Title:









                       [SIGNATURE PAGE TO PROMISSORY NOTE]